Exhibit 99.2
CRH Medical Corporation Announces Voting Results of Shareholders’ Meeting

VANCOUVER, June 11, 2020 – CRH Medical Corporation (the “Company”) (TSX: CRH) (NYSE MKT: CRHM), announces the following voting results for the Company’s 2020 Annual General Meeting of Shareholders held today (the “Meeting”). At the Meeting by way of votes by ballot, the nominees listed in the Company’s management proxy circular (the “Circular”) were elected as directors.
A total of 42,704,668 common shares of the 71,583,784 common shares outstanding were voted at the Meeting, representing approximately 59.66% of the issued and outstanding common shares of the Company. Detailed results of the vote for the election of directors are set out below:

Nominee	Votes For	% Votes For	Votes Withheld	% Votes Withheld
Dr. Tushar Ramani	35,159,589	99.80%	70,744	0.20%
Dr. David Johnson	35,165,649	99.82%	64,684	0.18%
Todd Patrick	34,930,530	99.15%	299,803	0.85%
Ian Webb	30,497,513	86.57%	4,732,820	13.43%
Brian Griffin	34,988,469	99.31%	241,864	0.69%

In addition, the amendments to the Company’s Share Unit Plan, as set out in the Circular, were authorized and approved and KPMG LLP was reappointed as auditor of the Company for the coming year.
About CRH Medical Corporation:
CRH Medical Corporation is a North American company focused on providing gastroenterologists throughout the United States with innovative services and products for the treatment of gastrointestinal diseases. In 2014, CRH became a full-service gastroenterology anesthesia company that provides anesthesia services for patients undergoing endoscopic procedures in ambulatory surgical centers. To date, CRH has completed 26 anesthesia acquisitions and serves 61 ambulatory surgical centers in eleven states. In addition, CRH owns the CRH O'Regan System, a single-use, disposable, hemorrhoid banding technology that is safe and highly effective in treating all grades of hemorrhoids. CRH distributes the O'Regan System, treatment protocols, operational and marketing expertise as a complete, turnkey package directly to gastroenterology practices, creating meaningful relationships with the gastroenterologists it serves. CRH's O'Regan System is currently used in all 48 lower US states.
For more information, please contact:
CRH Medical Corporation
Richard Bear, Chief Financial Officer
425-658-0151
rbear@crhmedcorp.com
http://investors.crhsystem.com/